Exhibit 10.2

EXECUTION VERSION
STRICTLY CONFIDENTIAL
Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, New York 10036	MUFG Bank, Ltd. 1251 Avenue of the Americas New York, New York 10020

January 2, 2019
Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08543
Attention: Jeffrey Galik, Senior Vice President and Treasurer
Project Magnum
$33,500,000,000 Senior Unsecured 364-Day Bridge Facility
Commitment Letter

Ladies and Gentlemen:
You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”) and MUFG Bank, Ltd. (“MUFG”, and together with MSSF and other financial institutions joined hereto pursuant to a Joinder Agreement (as defined below), the “Commitment Parties”, “we”, “our” or “us”) that you intend to acquire (the “Acquisition”) all of the outstanding shares of common stock (other than Excluded Shares (as defined in the Acquisition Agreement, as defined below)) of a company previously identified to us and codenamed “Champagne” (the “Target”, and together with its subsidiaries, the “Acquired Business”) pursuant to an agreement and plan of merger to be dated as of the date hereof (including the exhibits and schedules thereto, collectively, the “Acquisition Agreement”) by and between you, Target and Burgundy Merger Sub Inc., a Delaware corporation (“Merger Sub”), a direct, wholly owned subsidiary of the Borrower, and in connection therewith, to repay certain existing indebtedness of the Acquired Business.  The Acquisition will be effected through the merger of Merger Sub with and into the Target, with the Target surviving as a wholly-owned subsidiary of the Borrower.
In that connection, you have advised us that the total amount required to effect the Acquisition (excluding common stock of the Borrower to be issued as direct consideration for the Acquisition), to repay certain existing indebtedness of the Acquired Business, and to pay the fees and expenses incurred in connection therewith shall be provided by a combination of any or all of (a) cash on the balance sheet, (b) the issuance by the Borrower of unsecured debt securities, equity securities and/or  equity-linked securities in public or private offerings the proceeds of which are to be used to finance the Acquisition (the “Securities”), (c) the incurrence by the Borrower of unsecured term loan facilities (collectively, the “Term Loan Facility” and, together with the Securities, the “Permanent Financing”) and/or (d) the borrowing by the Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $33,500,000,000.  The Acquisition, the entering into and funding of the Facility, the repayment of certain existing indebtedness of the Acquired Business and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”.
The date of the consummation of the Acquisition and on which the Facility shall be available is herein referred to as the “Closing Date”.

1.  Commitment.  (a) MSSF commits to provide (on a several and not on a joint basis) $16,750,000,000 of the Facility and (b) MUFG commits to provide (on a several and not on a joint basis) $16,750,000,000 of the Facility (each of MSSF and MUFG in such capacities, together with any other financial institution joined hereto pursuant to a Joinder Agreement, the “Initial Lenders”), in each case subject only to the Funding Conditions and on the terms set forth in this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) (the “Term Sheet” and, collectively with this letter and the exhibits hereto, the “Commitment Letter”); provided that, the aggregate amount of commitments in respect of the Facility shall be reduced at any time on or after the date hereof by any event that would result in a mandatory prepayment or commitment reduction with respect to the Facility solely to the extent set forth in the Term Sheet under the Section titled “Mandatory Prepayments and Commitment Reductions” (or the corresponding provisions of the Credit Documentation (as defined below)), as applicable, and the commitments of MSSF and MUFG in respect of the Facility shall be reduced proportionately according to their anticipated final hold as described in the Fee Letter (as defined herein).
It is understood and agreed that MSSF and MUFG will act as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”) for the Facility.  MSSF will act as the sole administrative agent for the Facility.  MSSF will have “left lead” placement in all documentation used in connection with the Facility, and MSSF shall have all roles and responsibilities customarily associated with such placement.  You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility, unless you and MSSF shall agree; provided without the consent of MSSF,  you may award titles and roles and allocate compensation, in each case in a manner that is expressly contemplated by the syndication plan agreed to by you and MSSF prior to the date hereof (the “Syndication Plan”); provided further that any person awarded titles and roles and allocated compensation (or its lending affiliate) shall assume a proportion of the commitments hereunder as an Initial Lender pursuant to a Joinder Agreement that is equal to the proportion of the economics allocated to such person and MSSF’s and MUFG’s respective commitments hereunder shall be reduced following the execution of such Joinder Agreement in accordance with Section 3 dollar-for-dollar (allocated proportionately between them in accordance with their anticipated final hold as described in the Fee Letter).
Our commitment and agreements hereunder are subject only to the satisfaction or waiver by the Commitment Parties of the following conditions (the “Funding Conditions”):
(A) Subject to Section 11.05 of the Acquisition Agreement (as in effect on the date hereof), except (i) as disclosed in any publicly available Company SEC Document (as defined in the Acquisition Agreement as in effect on the date hereof) or (ii) as set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement as in effect on the date hereof), since September 30, 2018, there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect;
“Acquired Business Material Adverse Effect” means any Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof); and
(B) the satisfaction or waiver by the Commitment Parties of the other conditions precedent set forth in Exhibit B hereto.
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Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (a) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (as defined herein), but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) made by the Borrower in the applicable Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that the Facility is available on the Closing Date if the Funding Conditions are satisfied or waived.  For purposes hereof, (x) the “Specified Representations” means the representations and warranties in the Credit Documentation (in each case, as applicable to the Borrower only) relating solely to corporate status; corporate power and authority to enter into the applicable Credit Documentation; due authorization, execution, delivery and enforceability (subject to customary enforceability exceptions) of the Credit Documentation; no conflicts of the Facility with charter documents or debt instruments of the Borrower evidencing debt for borrowed money in excess of $500,000,000 in aggregate principal amount outstanding or committed (on a pro forma basis giving effect to the Transactions but without giving effect to any “materiality” or “material adverse effect” qualification with respect to the no conflicts representation set forth in the Credit Documentation); Federal Reserve margin regulations; use of proceeds of the Facility not in violation of the PATRIOT Act (as defined herein) or applicable sanctions or applicable anti-corruption laws; Investment Company Act; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Schedule 1 to Exhibit B hereto); and absence of a Specified Event of Default and (y) “Specified Event of Default” means an event of default under the Credit Documentation arising from (i) the bankruptcy of the Borrower, (ii) the nonpayment of fees due and payable under the Credit Documentation or (iii) an intentional breach of the mergers covenant under the Credit Documentation. The provisions of this paragraph are referred to as the “Limited Conditionality Provision”. There shall be no conditions to closing and funding the Facility not expressly set forth in this paragraph and the immediately preceding paragraph of this Section 1 or in Exhibit B hereto.
2.  Commitment Termination.  The commitments and other obligations of the Commitment Parties hereunder will terminate on the earliest to occur of (a) 11:59 p.m. on the date that is 5 business days after the End Date (as defined in the Acquisition Agreement as in effect on the date hereof and after giving effect to any extension thereof pursuant to Section 10.01(b)(i) of the Acquisition Agreement as in effect on the date hereof), (b) the date on which the definitive loan documentation in respect of the Facility (the “Credit Documentation”) becomes effective and the commitments thereunder become effective, (c) the consummation of the Acquisition without the use of the Facility and (d) the date of any public announcement by you of the abandonment by you of the Acquisition or termination in accordance with the terms of the Acquisition Agreement of your obligations under the Acquisition Agreement to consummate the Acquisition (such date, the “Commitment Termination Date”).
Notwithstanding the foregoing, the termination of the commitments and other obligations of the Commitment Parties hereunder will not affect Sections 3, 4, 5, 6, 7, 9 and 10, which provisions will survive any such termination; provided that the provisions of Sections 3 and 4 of this Commitment Letter shall not survive if the commitments and other obligations of the Commitment Parties under this Commitment Letter are terminated prior to the effectiveness of the Facility; provided further that if the Credit Documentation becomes effective, (x) the first and second paragraphs of Sections 6 and the second paragraph of Section 9 shall be superseded, to the extent covered thereby, by the corresponding provisions of the Credit Documentation and (y) the provisions of Sections 3 and 4 shall only remain in effect through (and shall automatically terminate on) the later of the Closing Date and the Syndication Date.
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3.  Syndication.  The Arrangers intend to commence syndication efforts as soon as is practicable after the execution of this Commitment Letter by the parties hereto.  In connection with the foregoing, MSSF will manage decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the syndicate of financial institutions and/or lenders participating in the Facility (collectively with the Initial Lenders, the “Lenders”) and the amount and distribution of fees among the Lenders; provided that the selection of Lenders and the allocations of the commitments among such Lenders shall be subject to your consent (such consent, during the period commencing on or after 60 days after the date hereof, not to be unreasonably withheld) (it being agreed that you consent, subject to the immediately following sentence, (x) to syndication and assignment of the commitments in respect of the Facility (i) prior to the date that is 60 days after the date hereof, to the financial institutions and lenders described as the “Initial Approved Lender List” (the “Initial Approved Lenders”) in the Syndication Plan and (ii) thereafter (if, and for so long as, a Successful Syndication (as defined in the Fee Letter) has not been achieved) to the financial institutions and lenders described as the “Subsequent Approved Lender List” in the Syndication Plan described in the foregoing clause (i) and/or other financial institutions and lenders selected by MSSF and agreed to by you (such agreement not to be unreasonably withheld)  and (y) to allocations of the commitments to such Lenders described in the foregoing clause (x) as set forth in the Syndication Plan or, after the date that is 60 days after the date hereof, as otherwise determined by MSSF in consultation with you. Subject to Section 10, the commitments of MSSF and MUFG hereunder with respect to the Facility shall be reduced dollar-for-dollar (allocated proportionately between them in accordance with their anticipated final hold as described in the Fee Letter) as and when commitments for the Facility are received from additional Lenders selected in accordance with the previous sentence of this Section 3 solely to the extent that such Lender becomes party to (i) this Commitment Letter as an additional “Commitment Party” and “Initial Lender” and extends commitments directly to you on the terms set forth herein pursuant to a customary joinder agreement (a “Joinder Agreement”), which shall not add any conditions to the availability of the Facility or change the terms of the Facility or increase compensation payable by you in connection therewith except as set forth in this Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you, MSSF and MUFG, or (ii) the applicable Credit Documentation. You and the Arrangers shall use commercially reasonable efforts to facilitate the execution of a Joinder Agreement as soon as reasonably practicable (giving effect to the time required to execute the Syndication Plan) following the date that you execute this Commitment Letter.
Until the earlier of (x) 60 days following the Closing Date and (y) the completion of a Successful Syndication (such earlier date, the “Syndication Date”), you shall take all action as MSSF may reasonably request to assist the Arrangers in forming a syndicate of Lenders reasonably acceptable to you and MSSF.  Your assistance in forming such a syndicate shall include but not be limited to (i) making your senior management and representatives available to participate in a reasonable number of information meetings with potential Lenders at such times and places as are mutually agreed (which may include one or more conference calls with such potential Lenders); (ii) using reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships; (iii) assisting (including using reasonable efforts to cause your subsidiaries, the Acquired Business and their respective advisors to assist (but, with respect to the Acquired Business and its advisors, only to the extent consistent with the Acquired Business’ obligations under the Acquisition Agreement)) in the preparation of a customary confidential information memorandum and other customary marketing materials to be used in connection with syndication of the Facility (which, with respect to the Acquired Business, shall be limited to assistance with the delivery of historical financial statements and assistance with the preparation of customary pro forma financial statements (and only to the extent consistent with the Acquired Business’ obligations under the Acquisition Agreement)); (iv) using your commercially reasonable efforts to obtain and/or maintain, as applicable, a public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, prior to the Closing Date and (v) using your commercially reasonable efforts to promptly provide (upon request) the Arrangers with all customary information MSSF reasonably deems necessary to successfully complete the syndication of the Facility (but, with respect to information of the Acquired Business, only to the extent consistent with the Acquired Business’ obligations under the Acquisition Agreement).
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To facilitate an effective syndication of the Facility, you agree that until the Syndication Date, you will not, and will not permit any of your subsidiaries to (and you will use commercially reasonable efforts consistent with the Acquisition Agreement to ensure that the Acquired Business will not) arrange, attempt to arrange, announce or authorize the announcement of the arrangement of any syndicated credit facility in the commercial bank market (other than the Facility) that, in each case, would have a material adverse impact on the primary syndication of the Facility, without the prior written consent of the Arrangers (which consent shall not be unreasonably withheld or delayed); it being understood that the foregoing shall not (a) limit your ability to arrange, attempt to arrange, announce or authorize the announcement of the arrangement of (i) (x) any borrowing under any Existing Credit Agreement or (y) any amendment, refinancing, extension, renewal, replacement or increase of any Existing Credit Agreement, provided that the aggregate commitments under all such Existing Credit Agreements as so amended, refinanced, extended, renewed, replaced or increased, do not exceed $5,000,000,000, (ii) revolving credit facilities (which may take the form of an increase in commitments of any Existing Credit Agreement) in an amount not to exceed $1,000,000,000 (the “New Revolving Facilities”), (iii) a Qualifying Term Loan Facility (as defined below), (iv) letter of credit facilities, overdraft protection, working capital, factoring arrangements, hedging and cash management arrangements, surety bonds and other local credit facilities or lines of credit of foreign subsidiaries, (v) ordinary course capital leases or financial leases, purchase money indebtedness or equipment financing or other capital expenditure financing, (vi) commercial paper, (vii) intercompany indebtedness, (viii) any indebtedness incurred in connection with sale-leasebacks, (ix) other indebtedness in an aggregate principal amount of less than or equal to $500,000,000, or (x) any other financing agreed to by the Arrangers, such agreement not to be unreasonably withheld, delayed or conditioned or (b) limit the ability of the Acquired Business to arrange, attempt to arrange, announce or authorize the announcement of the arrangement of debt permitted under the Acquisition Agreement (including after giving effect to any consent by you or any of your affiliates to any such incurrence after the date hereof that you or any of your affiliates are required to give pursuant to the terms of the Acquisition Agreement).
You agree that the Arrangers may make available any Information (as defined below) and the Projections (as defined below) (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on DebtDomain or another similar secure electronic system (the “Platform”).  You further agree to assist, at the request of the Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility (and deliver in connection therewith, customary authorization letters for the confidential information memorandum), consisting exclusively of information or documentation that does not contain material non-public information concerning you, the Acquired Business or any of your or their respective subsidiaries or your or their respective securities (“MNPI”), for delivery to lenders who only wish to receive such information (“Public Lenders”).  You further agree, at the Arrangers’ request, to identify any Company Materials that do not contain MNPI by marking the same as “PUBLIC” and any Company Materials not marked “PUBLIC” shall be deemed suitable only for distribution to prospective Lenders who wish to receive MNPI.  You acknowledge and agree that the following documents may be distributed to Public Lenders (without representation as to the non-materiality thereof), except to the extent you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Lenders who wish to receive MNPI and provided that you shall have been given a reasonable opportunity to review such documents:  (i) drafts and final Credit Documentation, Joinder Agreements, executed version of this Commitment Letter and term sheets; (ii) administrative materials prepared by the Arrangers for potential Lenders (e.g., a lender meeting invitation, allocations and/or funding and closing memoranda), in each case to the extent submitted to you for review prior to distribution; and (iii) notification of changes in the terms of the Facility.
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Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (x) none of the foregoing provisions of this Section 3 shall constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date and (y) neither the commencement nor the completion of the syndication of the Facility shall constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date.
4.  Information.  You hereby represent and covenant (and with respect to information related to the Acquired Business, to the best of your knowledge) that (a) all written information (other than the Projections and information of a general economic or industry nature) (the “Information”), taken as a whole, that has been or will be made available to the Commitment Parties by you or on your behalf by any of your representatives in connection with the Transactions is or will be (as of the date made available), correct in all material respects and does not or will not (as of the date made available), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole with all other information made available (taken in combination with the information contained in your and the Acquired Business’s filing on form 10-K for the fiscal year 2017 with the Securities and Exchange Commission, excluding any items disclosed as “risk factors” or in any “forward-looking statements” therein), not misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates with respect thereto) and (b) the projections and other forward-looking information that have been or will be made available to the Commitment Parties by you or on your behalf by any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time when made (it being understood and agreed that such Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement,  are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material).  If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, any of the representations and warranties contained in the foregoing sentence would not be correct in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time (prior to the Closing Date, to your knowledge with respect to Information or Projections relating to the Acquired Business), then you agree to (or, prior to the Closing Date, with respect to information relating to the Acquired Business, use commercially reasonable efforts, to the extent practical and appropriate and subject to and not in contravention of the Acquisition Agreement, cause the Acquired Business to) promptly supplement, or cause to be supplemented, the Information or Projections from time to time so that the representations (prior to the Closing Date, to the best of your knowledge with respect to the Acquired Business) and warranties contained in this paragraph remain correct in all material respects under those circumstances.    For the avoidance of doubt, the accuracy of the foregoing representations and warranties, whether or not cured or supplemented, in and of itself, shall not be a condition to the obligations of the Commitment Parties hereunder or the funding of the Facility on the Closing Date.
You acknowledge that the Commitment Parties will be relying on the accuracy of the Information and Projections furnished to it by or on behalf of you without independent verification thereof.
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5.  Fees.  As consideration for MSSF’s and MUFG’s commitment hereunder and the Arrangers’ agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Fee Letter delivered herewith from the Arrangers to you relating to the Facility and dated the date hereof (the “Fee Letter”).
MSSF and MUFG reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to them in such manner as they and their respective affiliates may agree.  You acknowledge that the Commitment Parties may share with any of their affiliates, and such affiliates may share with the Commitment Parties, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions, in each case on a confidential basis.
6.  Indemnity and Expenses; Other Activities.  You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject resulting from or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by you or any of your affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding, provided that (i) the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (A) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the bad faith, willful misconduct or gross negligence of such indemnified person or any of its Related Persons (as hereinafter defined), (B) to the extent resulting from any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person solely against another indemnified person, other than claims against any Initial Lender or Arranger in its capacity in fulfilling its role as an agent or arranger under the Facility or (C) to the extent resulting from a material breach by such indemnified person or any Related Person thereof of its obligations hereunder as found by a final, non-appealable judgment by a court of competent jurisdiction and (ii) your obligation to reimburse legal expenses pursuant hereto shall be limited to the documented and invoiced fees, charges and disbursements of one counsel to all indemnified persons (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) and (b) to reimburse each Commitment Party and its affiliates upon demand for all reasonable and documented and invoiced out-of-pocket expenses (including (and limited to, in the case of fees, charges and disbursements of legal counsel) reasonable and documented and invoiced fees, charges and disbursements of one counsel to the Arrangers and the Administrative Agent (as defined in Exhibit A) (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction)) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof.  Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for (i) any damages resulting from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent such damages resulted primarily from the bad faith, gross negligence or willful misconduct of such indemnified person or any of its Related Persons, or (ii) any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction.  For purposes hereof, a “Related Person” of an indemnified person means (a) any controlling person, controlled affiliate or subsidiary of such indemnified person, (b) the respective directors, officers or employees of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons.  You shall not be liable to us or any indemnified person for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided that this sentence shall not limit your indemnification obligations as set forth in this paragraph.
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You will not, without the prior written consent of the indemnified person (which shall not be unreasonably withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person.  You will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld); provided, however, that the foregoing indemnity will apply to any such settlement, compromise, consent or termination in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such defense; provided, further, that if a Proceeding is settled, compromised, consented to or terminated with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.
You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services, securities trading, corporate and investment banking and research) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise.  In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions.  You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand.  No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors.  You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.  You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that any Commitment Party act or be responsible as a fiduciary to you or your management, stockholders or creditors or any other person.  You hereby expressly disclaim any fiduciary relationship and agree that you are responsible for making your own independent judgments with respect to any transactions (including the Transactions) entered into between you and the Commitment Parties.  You also acknowledge that no Commitment Party has advised and none is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting with your own advisors concerning such matters to the extent they deem appropriate.
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Further, each of the Commitment Parties and its affiliates generally act independent of each other, both for their own account and for the account of clients.  Accordingly, there may be situations where a Commitment Party or an affiliate thereof either now has or may in the future have interests, or takes action, that may conflict with your interests.  For example, an affiliate of a Commitment Party may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including, without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates or other entities connected with the Facility or the transactions contemplated hereby.
You acknowledge that each of Morgan Stanley Bank, N.A. (an affiliate of MSSF) and MUFG is currently acting as a lender under certain of your existing credit facilities, including (i) the 364-Day Revolving Credit Facility Agreement, dated as of March 29, 2018, among you, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as administrative agents (as may be amended from time to time prior to the date hereof, the “Existing 2018 Credit Agreement”), (ii) the Five Year Competitive Advance and Revolving Credit Facility Agreement dated as of July 30, 2012 among you, the lenders party thereto and JPMorgan Chase Bank, N.A. and Citibank, N.A., as administrative agents (as may be amended from time to time prior to the date hereof, the “Existing 2012 Credit Agreement”) and (iii) the Five Year Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2011 among you, the lenders party thereto and JPMorgan Chase Bank, N.A. and Citibank, N.A., as administrative agents (as may be amended from time to time prior to the date hereof, the “Existing 2011 Credit Agreement” and together with the Existing 2012 Credit Agreement and the Existing 2018 Credit Agreement, collectively the “Existing Credit Agreements”) and your and your affiliates’ rights and obligations under any other agreement with such Commitment Parties or any of their respective affiliates (including the Existing Credit Agreements) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by either Commitment Party’s performance or lack of performance of services hereunder.  You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between each Commitment Party and you and your affiliates in connection with the transaction contemplated hereby, on the one hand, and the exercise by each such Commitment Party or any of its affiliates of any of their rights and duties under any Existing Credit Agreement, on the other hand.
In recognition of the foregoing, you agree that no Commitment Party or an affiliate thereof is required to restrict its activities as a result of this Commitment Letter and that each Commitment Party and its affiliates may undertake any business activity without further consultation with or notification to you.  Neither this Commitment Letter nor the receipt by a Commitment Party or any of its affiliates of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of trust or confidence) that would prevent or restrict a Commitment Party or any such affiliate from acting on behalf of other customers or for its own account.  Furthermore, you agree that neither any Commitment Party nor any affiliate or business of a Commitment Party is under a duty to disclose to you or use on your behalf any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.  However, consistent with each Commitment Party’s long-standing policy to hold in confidence the affairs of its customers, no Commitment Party will use confidential information obtained from you except in connection with its services to, and its relationship with, you; provided that each Commitment Party will be free to disclose information in any manner as required by law or other applicable judicial or government order (in which case such Commitment Party agrees to the extent permitted under applicable law to inform you promptly thereof) or as required by any regulation or regulatory authority (in which case such Commitment Party agrees to the extent permitted under applicable law and to the extent practicable to inform you promptly thereof).
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7.  Governing Law, etc.  This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, that  (a) the interpretation of Acquired Business Material Adverse Effect and whether an Acquired Business Material Adverse Effect has occurred, (b) the accuracy of any Acquisition Agreement Representation and whether as a result of a breach thereof you (or any of your subsidiaries) have the right to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the Acquisition Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules or principles that would result in the application of the law of any other state.  The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding resulting from or contemplated by this Commitment Letter.  The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or resulting from this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.
8.  PATRIOT Act.  We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in Exhibit A), which information includes the name and address of the Borrower and each Guarantor, and other information that will allow the Commitment Parties and the other Lenders to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.
9.  Confidentiality.  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your and your affiliates’ respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law,  or requested by a governmental authority (in which case you agree to the extent practicable and permitted under applicable law, rule or regulation to inform the Commitment Parties promptly thereof), (c) this Commitment Letter and the Fee Letter (provided that the Fee Letter shall be redacted in a manner reasonably satisfactory to MSSF and MUFG) may be disclosed to the seller under the Acquisition Agreement and its officers, directors, employees, accountants, attorneys, agents, independent auditors and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter (provided that you may disclose the aggregate amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any offering and marketing materials for the Facility and/or any prospectus or other offering memorandum related to other financing or to the extent customary or required in any public or regulatory filing)) in filings in any public record in which it is required or you deem desirable to be disclosed (including the U.S. Securities and Exchange Commission), (e) to any rating agency on a confidential basis or (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof and thereof; provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you to the extent it has become publicly available as a result of disclosure in accordance with the terms of this paragraph. Your obligations under this paragraph (other than with respect to the Fee Letter) shall terminate two years from the date hereof.
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Each Commitment Party will treat as confidential all confidential information provided to it hereunder by or on behalf of you or the Acquired Business or any of your respective affiliates and shall use such information solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility (collectively, “Specified Counterparties”), (ii) to any of its affiliates and to its and its affiliates’ officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants on a confidential basis, (iii) as may be compelled in judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case, except with respect to any auditor examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, such person agrees to the extent practicable and permitted under applicable law, rule or regulation to inform you promptly thereof), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vii) for purposes of establishing a “due diligence” defense, (viii) to the extent such confidential information becomes publicly available other than as a result of a breach of this provision, (ix) to the extent such information is made available to such Commitment Parties by a source, other than you, which such Commitment Party has no reason to believe has any confidentiality or fiduciary obligation to you with respect to such information, or is independently developed by such Commitment Parties and (x) (solely with respect to data about the transaction of the type customarily provided to such entities) to market data collectors and similar services providers to such Commitment Party in connection with the administration and management of the Facility; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arrangers or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of each Commitment Party shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Credit Documentation by such Commitment Party, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.
10.  Miscellaneous.  Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facility is subject only to the Funding Conditions.
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This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  MSSF or MUFG may assign our commitments and agreements hereunder, in whole or in part, to (x) any of our respective affiliates and (y) subject to the applicable requirements and limitations set forth in Section 3 above, to any proposed Lender prior to the Closing Date (it being understood in the case of clause (x) above that any such assignment shall not relieve MSSF or MUFG of our commitments hereunder unless (1) such assignment is to Morgan Stanley Bank, N.A. or (2) you have otherwise agreed to such assignment).  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among you, MSSF and MUFG with respect to the Facility and set forth the entire understanding of the parties with respect thereto.  No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to MSSF executed counterparts hereof and of the Fee Letter prior to 8:00 a.m. (New York City time), on January 3, 2019.  If the Commitment Letter and Fee Letter have not been executed and returned, together with the payment of fees required by the Fee Letter, as described in the preceding sentence by such earlier time, then MSSF’s and MUFG’s  offer hereunder shall terminate at such earlier time.
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We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

[SIGNATURE PAGE TO PROJECT MAGNUM COMMITMENT LETTER]

MUFG BANK, LTD.

By:	/s/ Scott O'Connell
Name: Scott O'Connell
Title: Director

[SIGNATURE PAGE TO PROJECT MAGNUM COMMITMENT LETTER]

Accepted and agreed to as of the date first written above by:

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Jeffrey Galik
Name: Jeffrey Galik
Title: Sr VP & Treasurer

By:	/s/ Katherine R. Kelly
Name: Katherine R. Kelly
Title: Corporate Secretary

[SIGNATURE PAGE TO PROJECT MAGNUM COMMITMENT LETTER]

Exhibit A
PROJECT MAGNUM
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY
Summary of Terms and Conditions
Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.
I.            PARTIES
Borrower:	Bristol-Myers Squibb Company, a Delaware corporation.

Guarantors:
All obligations of the Borrower under the Facility will be unconditionally guaranteed by any domestic subsidiary of the Borrower (including, from and after the Closing Date, the Target and its subsidiaries) that has provided a guarantee in respect of the Term Loan Facility, any Existing Credit Agreement or any replacement thereof, any other revolving or term loan credit facility, or any capital markets debt  (including the Securities which are debt securities), in each case, of the Borrower and in an aggregate committed or principal amount in excess of $1,000,000,000, but excluding any guarantees with respect to the indebtedness of the Borrower outstanding on the date hereof, which guarantees are outstanding on the date hereof.

Joint Lead Arrangers
and Joint Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and MUFG will act as joint lead arrangers and joint bookrunners for the Facility (in such capacities, the “Arrangers”).

Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

Lenders:
A syndicate of banks, financial institutions and other entities, including MSSF, MUFG and/or any of their respective affiliates, arranged by the Arrangers in accordance with the Commitment Letter (collectively, the “Lenders”).

II.            THE FACILITY
Type and Amount of Facility:	364-day senior unsecured bridge term loan facility in the amount of $33,500,000,000 (the “Facility”).

Availability:	The loans (the “Loans”) shall be available to be drawn on the Closing Date.

On the Closing Date, any undrawn commitments shall automatically terminate (after giving effect to the borrowing of Loans, if any, on such date).

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Closing Date (the “Maturity Date”).

Purpose:
The proceeds of the Loans shall be used to finance (i) the Acquisition, (ii) the repayment of certain existing indebtedness of the Acquired Business and (iii) fees and expenses in connection with the foregoing.

III.            CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

Optional Prepayments and Commitment Reductions:
The Loans may be prepaid (or commitments reduced) by the Borrower at any time in whole or in part without premium or penalty (other than the payment of customary LIBO Rate (as defined on Annex I hereto) breakage amounts) in minimum amounts equal to $25,000,000.  Loans prepaid may not be reborrowed.

Mandatory Prepayments and
Commitment Reductions:
The following amounts shall be applied to prepay the Loans within three business days of receipt of such amounts (and, prior to the Closing Date, the commitments under the Facility, pursuant to the Commitment Letter or Credit Documentation (as applicable), shall be automatically and permanently reduced by such amounts) (it being understood that amounts set forth in clause (a) below shall only be required to be applied to reduce commitments under the Facility prior to the Closing Date):

(a)
100.0% of the committed amount of any term loan credit facility entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for such term loan credit facility and receipt by the Arrangers of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility (as defined below));

(b)	100.0% of the Net Cash Proceeds (as defined below) from the incurrence of debt for borrowed money by the Borrower or any of its subsidiaries (excluding (i) intercompany debt of such entities, (ii) (x) borrowings under any Existing Credit Agreement or (y) any amendment, refinancing, extension, renewal, replacement or increase of any Existing Credit Agreement; provided, that the aggregate commitments under all such Existing Credit Agreements as so amended, refinanced, extended, renewed, replaced or increased do not exceed $5,000,000,000, (iii) any other borrowings under working capital, letter of credit, overdraft facilities, factoring arrangements, hedging and cash management arrangements, surety bonds and other local credit facilities or lines of credit of foreign subsidiaries, (iv) lease, purchase money or equipment financing or other capital expenditure financing indebtedness incurred in the ordinary course of business, (v) issuances of commercial paper, (vi) indebtedness with respect to capital leases or financial leases incurred in the ordinary course of business, (vii) other debt to the extent the net cash proceeds of such debt are utilized or to be utilized to refinance the Borrower’s 1.750% Notes due 2019 or the Borrower’s 1.600% Notes due 2019 and pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon), (viii) following the Closing Date and solely to the extent that the applicable Existing Target Notes (as defined below) mature prior to the Maturity Date, other debt to the extent the net cash proceeds of such debt are utilized or to be utilized to refinance such Existing Target Notes and pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon), (ix) other debt (other than the Securities) in an amount not to exceed $1,000,000,000 in the aggregate, (x) indebtedness incurred pursuant to the New Revolving Facilities, (xi) indebtedness incurred in connection with sale-leasebacks and (xii) any Qualifying Term Loan Facility that has reduced commitments under the Facility pursuant to clause (a) above);

(c)
100.0% of the Net Cash Proceeds from the issuance of any equity interests by the Borrower (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) issuances among the Borrower and its subsidiaries, (iii) issuances as consideration for the Acquisition or any other acquisition or strategic initiative or (iv) other issuances in an amount not to exceed $1,000,000,000 in the aggregate); and

(d)
100.0% of the Net Cash Proceeds from the sale or other disposition of assets of the Borrower or any of its subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s subsidiaries) (except for (A) asset sales (including issuances of stock by the Borrower’s subsidiaries) between or among such entities, (B) asset sales (including issuances of stock by the Borrower’s subsidiaries), the Net Cash Proceeds of which do not exceed $250,000,000 in any single transaction or related series of transactions or $500,000,000 in the aggregate and (C) the sale of all of the issued and outstanding share capital of UPSA SAS (“UPSA”) and certain related assets and liabilities owned by the Borrower and its affiliates relating to the operation of the UPSA business to Taisho Pharmaceutical Holdings Co., Ltd. (“Taisho”) or its affiliates pursuant to the binding offer set forth in the Put Option Agreement by and between Taisho and the Borrower dated December 19, 2018), to the extent that such Net Cash Proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within 9 months following receipt thereof.

“Existing Target Notes” means the Acquired Business’s 2.250% Senior Notes due 2019, 3.950% Senior Notes due 2020 or 2.875% Senior Notes due 2020.

“Net Cash Proceeds” means, with respect to any event, the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Borrower or its subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of (i) all underwriting discounts and commissions and other fees and expenses incurred in connection with such event by the Borrower and its subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of an asset, the amount of all payments required to be made by the Borrower and its subsidiaries as a result of such event to repay debt for borrowed money secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its subsidiaries, and the amount of any reserves established by the Borrower and its subsidiaries in accordance with GAAP or other applicable accounting standards, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds.

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Facility, as determined by the Borrower in its reasonable discretion.

Notwithstanding anything to the contrary above, mandatory repayments and commitment reductions with respect to Net Cash Proceeds received by a foreign subsidiary of the Borrower pursuant to clauses (b) or (d) above shall not be required if and for so long as the Borrower has determined in good faith that repatriation to the Borrower to make any such payments would have  adverse tax consequences or would violate applicable local law or the applicable organizational documents of such foreign subsidiary.

Amounts prepaid pursuant to any mandatory prepayment of the Loans may not be reborrowed.  Mandatory prepayments and commitment reductions shall be allocated first to any outstanding Loans, and second to any outstanding commitments. The Borrower shall provide written notice to the Arrangers and the Administrative Agent of any required prepayments or commitment reductions.

The Lenders’ commitments under the Facility will terminate on the earliest to occur of (a) 11:59 p.m. on the date that is 5 business days after the End Date (as defined in the Acquisition Agreement as in effect on the date hereof and after giving effect to any extension thereof pursuant to Section 10.01(b)(i) of the Acquisition Agreement as in effect on the date hereof), (b) the consummation of the Acquisition without the use of the Facility and (c) the date of any public announcement by the Borrower of the abandonment by the Borrower of the Acquisition or termination in accordance with the terms of the Acquisition Agreement of the Borrower’s obligations under the Acquisition Agreement to consummate the Acquisition.

IV.            CERTAIN CONDITIONS
Conditions to Effective Date:
Subject to Limited Conditionality Provision, the effectiveness of the Credit Documentation will be subject solely to (i) execution and delivery to the Administrative Agent of the Credit Documentation by each party thereto, (ii) payment of reasonable out-of-pocket expenses of the Administrative Agent, the Arrangers and the Lenders invoiced at least 3 business days prior to the Effective Date (defined below), (iii) delivery of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act at least 3 business days prior to the Effective Date (to the extent requested in writing by the Arrangers at least 10 business days prior to the Effective Date), and (iv) the Administrative Agent (or its counsel) receiving organizational documents, resolutions and an incumbency certificate from the Borrower.  The date on which the foregoing conditions precedent are satisfied is referred to as the “Effective Date”.

The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Borrower on the Effective Date, and shall be conclusive evidence of the occurrence thereof.

Conditions to Availability of Loans on the Closing Date:	The Loans shall be available on the date (the “Closing Date”) on which the Funding Conditions are satisfied or waived.

Actions Between Effective Date and Funding:
During the period from and including the Effective Date to and including the termination of all commitments with respect to the Facility (the “Certain Funds Period”), and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants, (iii) any provision to the contrary in any Credit Documentation or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Facility (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (2) rescind, terminate or cancel the Credit Documentation or exercise any right or remedy or make or enforce any claim under the Credit Documentation, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loan, (3) refuse to participate in making its Loan; provided that the Funding Conditions have been satisfied or waived, or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan.  For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any Funding Condition is not satisfied or waived on the Closing Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

V.            CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain representations, warranties, covenants and events of default based on and substantially similar to the Existing 2018 Credit Agreement, and shall contain only the representations, warranties, covenants and events of default set forth below.

For purposes hereof, including the Commitment Letter and all attachments thereto, the term “substantially similar to the Existing 2018 Credit Agreement” and words of similar import mean substantially the same as  (and no less favorable to the Borrower than) the Existing 2018 Credit Agreement as of the date of the Commitment Letter with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing 2018 Credit Agreement, in each case subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (c) to reflect the operational or administrative requirements of the Administrative Agent as reasonably agreed by the Borrower, to the extent such requirements have been generally required by the Administrative Agent in documenting other credit facilities similar to the Facility, (d) to accommodate the structure of the Acquisition and the operational and strategic requirements of the Borrower and its subsidiaries (including as to the operational and strategic requirements of the Target and its subsidiaries), particularly in light of the industries, businesses, business practices of the Target and its subsidiaries, the Borrower’s proposed business plan and the disclosure schedules to the Acquisition Agreement, in each case on terms reasonably agreed by the Arrangers, and (e) to the extent not inconsistent with the terms of the Commitment Letter (including all exhibits thereto), as agreed by the Borrower and MSSF after good faith consideration of comments from MSSF and the syndicate of Lenders, on one hand, or the Borrower, on the other.

Representations and Warranties:
Substantially similar to the Existing 2018 Credit Agreement and limited to the following:  organization; powers; authorization; execution, delivery and enforceability; governmental approvals; financial statements; no material adverse effect; litigation; compliance with laws; federal reserve regulations; use of proceeds; taxes; employee benefit plans; environmental and safety matters; properties; investment and holding company status; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (to be consistent with the solvency certificate in the form set forth in Schedule 1 to Exhibit B hereto); sanctions, anti-corruption and anti-money laundering laws; provided, that the representation in Section 3.14 of the Existing 2018 Credit Agreement shall be modified to (i) limit the exception for FCPA violations to the extent disclosed in the Borrower’s 10-K to those FCPA violations disclosed in the Borrower’s most recent 10-K as of the date hereof and (ii) limit the “knowledge” qualifier with respect to violations of anti-money laundering laws to the knowledge of the Borrower with respect to employees or Affiliates of the Borrower.

Subject to the Limited Condition Provisions, all representations and warranties shall be made both on the Effective Date and on the Closing Date (with such representations and warranties made on the Closing Date being made after giving pro forma effect to the Transactions); provided that the Specified Representations related to solvency and use of proceeds shall only be made on the Closing Date.

Affirmative Covenants:
Substantially similar to the Existing 2018 Credit Agreement, and limited to the following: existence; business and properties; financial statements, reports, etc.; insurance; obligations and taxes; litigation and other notices; books and records; ratings; compliance with laws.

Financial Covenant:	None.

Negative Covenants:
Substantially similar to the Existing 2018 Credit Agreement, and limited to the following:  liens; consolidations, mergers and sales of assets; limitation on sale and leaseback transactions; sanctions; and anti-corruption laws.

Notwithstanding anything to the contrary contained herein, the covenants under the Credit Documentation (including those set forth under the headings “Affirmative Covenants,” and “Negative Covenants” herein) shall apply to the Borrower from and after the Effective Date.

Events of Default:
Substantially similar to the Existing 2018 Credit Agreement, and limited to the following:  nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to grace periods consistent with the Existing 2018 Credit Agreement); cross-payment default and cross-acceleration; bankruptcy events; material judgments; change of control; certain ERISA events; and to the extent there are any guarantees of the Facility then in effect, actual or asserted invalidity of such guarantees under the Credit Documentation.

Voting:	Substantially similar to Existing 2018 Credit Agreement.

Assignments and Participations:
Assignments of commitments shall be subject to the limitations set forth in the Commitment Letter.  Assignments of Loans shall be subject to limitations substantially similar to the Existing 2018 Credit Agreement; provided that no consent of the Borrower or the Administrative Agent will be required in connection with an assignment to an approved fund.

Yield Protection:	Substantially similar to the Existing 2018 Credit Agreement.

Expenses and Indemnification:	Substantially similar to the Existing 2018 Credit Agreement, subject to changes to conform to Section 6 of the Commitment Letter.

Governing Law and Forum:
New York (except that (a) the interpretation of Acquired Business Material Adverse Effect and whether an Acquired Business Material Adverse Effect has occurred, (b) the accuracy of any Acquisition Agreement Representation and whether as a result of a breach thereof the Borrower (or any of its subsidiaries) have the right to terminate its (or their) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the Acquisition Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules or principles that would result in the application of the law of any other state).  Each party to the Credit Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in the County of New York.

Counsel to the Administrative Agent and the Arrangers:	Davis Polk & Wardwell LLP.

Annex I
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%.  In no event shall the ABR be less than 0.00%.  Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any). In no event shall the Adjusted LIBO Rate be less than 0.00%.

“Applicable Margin” means the percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”) based on the rating as determined by S&P and Moody’s of the Borrower’s non-credit enhanced senior unsecured long-term debt (the “Rating”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 or LIBOR02 of the Reuters screen (or applicable successor page) that displays such rate.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:
Without duplication of any “Ticking Fees” (as defined in the Fee Letter), payable under the Fee Letter, the Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to the “Applicable Commitment Fee Rate” on the daily average undrawn commitments of such Lender under the Facility, accruing during the period commencing on the later of (i) the date that is 90 days following the date of the Commitment Letter and (ii) the date of execution of the credit agreement for the Facility, payable on the Closing Date (or earlier termination of the commitments with respect to the Facility).

“Applicable Commitment Fee Rate” means the percentage determined in accordance with the Pricing Grid.

Duration Fees:
The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fee
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Default Rate:
If any principal of or interest on any Loan or any fee or any other amount payable by the Borrower under the Credit Documentation is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A
PROJECT MAGNUM
Pricing Grid

Borrower’s Rating Level (S&P or Moody’s)	Applicable Margin								Applicable Commitment Fee Rate
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
Rating Level 1: ≥ A+ / A1	0 bps	75 bps	0 bps	100 bps	25 bps	125 bps	50 bps	150 bps	3 bps
Rating Level 2: A / A2	0 bps	87.5 bps	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	4 bps
Rating Level 3: A- / A3	0 bps	100 bps	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	6 bps
Rating Level 4: ≤ BBB+ / Baa1	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	9 bps

provided further that (a) if the Moody's Rating and the S&P Rating differ by one Rating Level, then the applicable Rating Level shall be the higher of such Rating Levels,(b) if the Moody's Rating and the S&P Rating differ by more than one Rating Level, then the applicable Rating Level shall be the Rating Level that is one level below the higher of the two Rating Levels (for purposes of the foregoing, Rating Level 1 is the highest and Rating Level 4 is the lowest) and (c)  if only one of S&P and Moody’s shall have in effect Rating Level, then the one such Rating Level in effect shall be the applicable Rating Level; and provided further that any period during which there is no Rating, pricing shall be determined at Rating Level 4.

Exhibit B
PROJECT MAGNUM
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY
Conditions Precedent to Closing
Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached or Exhibit A thereto, as the context may require.
The initial borrowing under the Facility will be subject to the occurrence of the Effective Date and the following additional conditions precedent:
(1)            The Acquisition shall be consummated substantially concurrently with the closing of the Facility in all material respects in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements or waivers by you thereto or consents by you thereunder that are materially adverse to the Lenders or the Arrangers without MSSF’s prior written consent (not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that any change in the price not exceeding a 10% increase or decrease in the aggregate purchase price consideration to be paid under the Acquisition Agreement will be deemed not to be materially adverse to the interests of the Lenders or the Arrangers and will not require the prior written consent of MSSF to the extent, in the case of any decrease, that any such reduction in the cash portion of the purchase price consideration shall have been allocated to a reduction of the commitments under the Facility.
(2)            The Arrangers shall have received for each of the Borrower and the Acquired Business (a) audited consolidated balance sheets and related statements of (in the case of the Borrower) earnings, comprehensive income and cash flows and (in the case of the Acquired Business) income, comprehensive income, cash flows and stockholders’ equity, for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and, in each case, for any subsequent fiscal year ended at least 60 days prior to the Closing Date, in each case, prepared in accordance with U.S. GAAP, (b) unaudited consolidated balance sheets and related statements of (in the case of the Borrower) earnings, comprehensive income and cash flows and (in the case of the Acquired Business) income, comprehensive income and cash flows, for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than the fourth quarter of any fiscal year) prepared in accordance with U.S. GAAP (subject to normal year-end adjustments and the absence of footnotes) and (c) customary pro forma financial statements that shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Act”) to the extent applicable in a registration statement of the Borrower’s debt securities, as applicable, under such Act.  Borrower’s or Acquired Business’, as the case may be, filing of any required audited financial statements with respect to Borrower or Acquired Business, as the case may be, on Form 10-K or required unaudited financial statements with respect to Borrower or Acquired Business, as the case may be, on Form 10-Q, in each case, will satisfy the requirements under clauses (2)(a) or (2)(b), as applicable, of this paragraph. The Arrangers hereby acknowledge receipt of the financial statements in (x) the foregoing clause (2)(a) with respect to each of the Borrower and the Acquired Business, for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and (y) the foregoing clause 2(b) with respect to each of the Borrower and the Acquired Business, for the three, six and nine month periods ending March 31, 2018, June 30, 2018 and September 30, 2018, respectively.

(3)            (A) The Administrative Agent shall have received, subject to the Limited Conditionality Provision, (x) the following with respect to the Borrower:  customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and (y) a customary borrowing notice and (B) (x) the Specified Representations shall be true and correct in all material respects as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date and (y) the Acquisition Agreement Representations shall be true and correct to the extent required by clause (i)(a) of the Limited Conditionality Provision.
(4)            The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Schedule 1 certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.
(5)            The Arrangers, the Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or hereunder and, with respect to expenses, invoiced to the Borrower at least three business days prior to the Closing Date.
(6)            To the extent not provided on the Effective Date, the Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act requested in writing by the Arrangers at least 10 business days prior to the Closing Date.

Schedule 1
PROJECT MAGNUM
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY
Form of Solvency Certificate
[_________], 2019
This Solvency Certificate is delivered pursuant to Section [     ] of the Credit Agreement dated as of [          ], 2019, among [         ] (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:
1.    I am the Chief Financial Officer of the Borrower.  I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [  ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.
2.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
3.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.
This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:	[_______]
Title:	[_______]